Exhibit 10.1

CONFIDENTIAL	Project Order / Proposal N-0006	24-MAR-2025

OnTargetx R&D Inc.

THIS PROJECT ORDER NO. N-0006 is between Hoth Therapeutics (“CLIENT”) and OnTargetx R&D Inc. (“PROVIDER”), which upon execution by both parties, shall be incorporated into and subject to the terms and conditions of the Master Service Agreement between Hoth Therapeutics and PROVIDER.

CLIENT hereby engages PROVIDER to provide services as follows:

I.	Services

PROVIDER shall render to CLIENT the following Services:

P210614002-B: A 4-Week Intravenous Injection Toxicity Study Followed by a 14-Day Recovery Period in C57BL/6 Mice

II.	Project Scope / Work Plan Details (Study Outline)

ITR Study No:	701821

Dose formulation prep:	On days of dosing

Dose formulation analysis:	samples will be collected on the first and last preparation. Samples will be analysed at ITR using a validated HPLC method (study# 44901)

Number of mice**:	448 (224 males and 224 females) + 44 spares (22/sex)

		No. of Main Animals		No. of Recovery Animals		No. of TK Animals
Group No.	Treatment	Males	Females	Males	Females	Males	Females
1	Control	10	10	6	6	9	9
2	Low Dose	10	10	6	6	45	45
3	Mid Dose	10	10	6	6	45	45
4	High Dose	10	10	6	6	45	45
5	High dose - Murine	10	10	6	6	-	-

Acclimation:	14 days

Treatment:	intravenous injection on Days 1, 4, 7, 10, 13, 16, 19, 22, 25 and 28

Study duration:	28 days

Recovery:	14 days

Cage side observation and mortality:	daily (cage side am and mortality at the end of the working day)

Detailed exam:	weekly, all Main and Recovery mice

Body weights:	weekly

Food consumption:	weekly, all Main and Recovery mice

Ophthalmoscopy:	all Main and Recovery mice, 2 occasions (pre-treatment and during Week 4)

Ophthalmoscopic examination of Recovery mice at the end of recovery period will be at the request of the Client and at additional cost

Clinical pathology:	haematology (5/sex/group Main, 3/sex/group Recovery) and blood chemistry (remaining 5/sex/group Main, 3/sex/group Recovery) - all Main and Recovery mice, 1 occasion (at termination)

TK:	all treated TK mice (terminal bleed, 3/sex/group/timepoint), 2 occasions (Days 1 and 28) at 7 timepoints/occasion (pre-dose and at 6 timepoints over a period of 24 hours post- dose) as well as 1 occasion (Day 42) at 1 timepoint. Control TK mice (terminal bleed, 3/sex), 3 occasions (Days 1, 28 and 42) at 1 timepoint/occasion. 288 Samples will be shipped frozen to the sponsor’s designated laboratory for analysis

TK non-compartmental Analysis:	WinNonlin Table Assembly (for 1 analyte) will be performed at ITR

Immunochemistry:	may be conducted upon further discussions and at additional cost

Necropsy:	all Main (Day 29) and Recovery (Day 42) mice (including preparation of bone marrow smears)

Organ weights:	all Main and Recovery mice

Tissue preservation:	full list, all Main and Recovery mice

Histopathology:	full list, all Main mice of the control and high dose groups as well as unscheduled deaths and any gross abnormalities from animals of all groups

Examination of tissues of the target organs of all Main mice of the low and mid dose as well as all Recovery mice groups will be at the request of the Client and at additional cost.

Peer-review will be at the request of the Client and at additional cost.

Archives:	1 year (any disposal, shipment or extended archiving will be at additional cost)

Draft Reporting:	12 weeks following the end of the study

Final Reporting:	4 weeks after receipt of client comments (the first two rounds of modifications to the report will be free of charge, changes made subsequent to the second round of changes will be at additional cost), only report sections that were subject to change will be submitted to the Client by the SD for final review.

SEND Datasets:	4-6 weeks post final report, may be subcontracted to Instem (Note that additional charges will apply if SEND is also produced at Draft)

Additional charges may also apply if Client chooses to populate domains with data which is not modelled in SEND, hence not required by FDA (such as ADA, cytokines or Draize scoring)

III.	Research Partner/Third Party Provider

PROVIDER will use ITR Laboratories (ITR). as the Third Party Provider.

IV.	Timelines

The study start date is to be agreed upon between the PROVIDER and the CLIENT, and is to be determined.

V.	Study Location and Contacts

This study will be managed by OnTargetx R&D Inc. in the facilities of ITR.

Provider Program Director:	Nicolay Ferrari
Client Representative:	Amy Kaczmarek
ITR Study Director:	Imran Shaikh

VI.	Compensation

VI.1.	Costing: (prices shown are in $US):

Description	Total ($US)
P210614002-B: A 4-WEEK INTRAVENOUS INJECTION TOXICITY STUDY FOLLOWED BY A 14-DAY RECOVERY PERIOD IN C57BL/6 MICE	$354,219

VI.2.	Payment Schedule (term net 30 days):

Milestone	Description	%	Total ($US)*
Milestone 1	Due Upon Study Authorization	30%	$106,265.70
Milestone 2	Upon start of treatment	30%	$106,265.70
Milestone 3	Upon end of in-life treatment	30%	$106,265.70
Milestone 4	Upon receipt of draft report	10%	$35,421.90
Total		100%	$354,219

*	All payments are due 30 days following invoices except for the first instalment which is due immediately after receipt. If the final report is delayed through no fault of PROVIDER, any remaining invoices will be issued 3 months after the date on which the draft report was sent.

VII.	Early Termination/Postponement

CLIENT agrees to same terms and conditions as PROVIDER is bound to with Third Party Provider as shown below:

1.	The study start date will be defined as the animal arrival date.

2.	Delay by the CLIENT of the study start date will result in opportunity cost charges of $2,500 USD/week/room for each week the study is delayed if the delay occurs within two months of the scheduled study start date, or $5,000 USD/week/room for each week the study is delayed if the delay occurs within one month of the scheduled study start date. Any incurred costs caused by such a delay will be charged to the CLIENT. The study will be considered cancelled once the time of study delay exceeds 8 weeks.

3.	PROVIDER will make every effort to accommodate a CLIENT’s request for delay of the start of a study; however, may not be able to reschedule the study precisely as requested.

4.	Cancellation of the study by the CLIENT, through no fault of the PROVIDER, within 90 days of animal arrival will be subject to charges as follows:

Number of Days Notice	Cancellation Charges
1-30 days	20% of study price
30 to 60 days	10% of study price
60 to 90 days	5% of study price
Over 90 days	0% of study price

5.	If the CLIENT cancels a study after animal arrival/transfer and before initiation of dosing, the following charges will apply:

10% of the cancelled portion of the study cost plus animal costs plus husbandry at a rate of $5,000/week/room until relocation of animals or disposal. In addition, PROVIDER may request compensation for expenses actually incurred and/or irrevocably committed to (such as dedicated equipment, perishable or non-reusable supplies), and any non-recoverable expenses incurred (equipment lease, subcontractor charges, consultant charges, etc.).

6.	In the event the CLIENT terminates an on-going study (i.e. early termination following initiation of dosing), the CLIENT will be responsible for all incurred costs, committed costs and lost opportunity charges of $5,000 USD/room/week remaining in the Study, up to a total of 8 weeks.

7.	Exception to the above terms may be made on a case-by-case basis at PROVIDER’s sole discretion, (example: if the study cancellation or postponement has no financial impact on PROVIDER, etc).

VIII.	General

The Study work will commence and the draft report delivered as per the confirmed timeline agreed upon with the CLIENT or the CLIENT’s approved protocol and amendments, provided that the Third Party Provider receives all necessary Test Material and other data required to initiate the Study on the scheduled start date.

If no timeline is agreed upon on the signing date of this Study Contract and the Study is not initiated within 6 months of this date, or if the Study is not initiated within 3 months of the scheduled start date, the PROVIDER may revise the Study price. Any such change will be at the PROVIDER’s sole discretion, will be communicated with the CLIENT and will be captured in a separate Project Order, amendment or signed Supplementary Quotation.

It is understood that upon delivery by the PROVIDER of the draft report to the CLIENT, the CLIENT shall have ninety (90) days with which to file comments with PROVIDER. Failure by the CLIENT to provide any comments or communicate with PROVIDER respecting the draft report and its finalization will constitute the CLIENT’s acceptance of the draft report and authorization to PROVIDER to finalize the report. PROVIDER shall complete such finalization at its own convenience.

Repeat Sample Analysis

If applicable, the parties agree that as of commencement of work, in some instances, repeat of sample analysis may be required. If this arises, PROVIDER will notify the CLIENT as soon as possible. The price per sample analysis/occasion, as indicated in the pertinent study contract, will apply to any additional repeats requested by the CLIENT, as well as any samples above the analytical range, which require dilution. The PROVIDER will endeavour, when possible, to proceed with current batches of sample analysis and use a pre-dilution approach to minimize the number of re-analysis relating to the dilution of samples.

Authorization Statement

CLIENT hereby authorizes the PROVIDER to proceed with the necessary activities to initiate these services by the Third Party Performer. By executing this document CLIENT understands and agrees to the financial responsibility for all service fees, costs and expenses in accordance with Project Order Contract, including those incurred by Third Party Performer in preparation of Services. Any modification that requires an increase in cost subsequent from the effective date of this Project Order will be adjusted through an amended or additional Project Order.

Project Order Agreed To And Accepted by:

Hoth Therapeutics		OnTargetx R&D Inc.

By:	/s/ Hayley Springer	By:	/s/ Nicolay Ferrari

Print Name:	Hayley Springer	Print Name:	Nicolay Ferrari, PhD

Title:	EVP Operations	Title:	Senior Director of Research

Date:	March 24, 2025	Date:	March 24, 2025